Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended March 31,
(Thousands of Dollars, Except Share Information)	2025	2024
Operating Revenues	$4,118,355	$3,332,575

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	1,340,337	1,235,956
Operations and Maintenance	487,451	462,964
Depreciation	379,579	339,914
Amortization	455,449	(2,325)
Energy Efficiency Programs	257,550	213,479
Taxes Other Than Income Taxes	271,595	236,614
Total Operating Expenses	3,191,961	2,486,602
Operating Income	926,394	845,973
Interest Expense	300,849	250,749

Other Income, Net	92,344	91,030
Income Before Income Tax Expense	717,889	686,254
Income Tax Expense	165,221	162,526
Net Income	552,668	523,728
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$550,788	$521,848

Basic and Diluted Earnings Per Common Share	$1.50	$1.49

Weighted Average Common Shares Outstanding:
Basic	367,320,246	350,717,114
Diluted	367,677,618	350,997,220

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.